Exhibit 1.4

CDC Corporation Commences $5.00 per Share All Cash Tender Offer for Onyx Software Corporation

CDC additionally intends to fight M2M break fees estimated at $.24 per share and return this value to Onyx shareholders

[Atlanta and Hong Kong, July 12, 2006] CDC Corporation (NASDAQ: CHINA), focused on enterprise software, mobile applications and online games, today announced that it is commencing its previously announced $5.00 per share all cash tender offer for all outstanding shares of common stock of Onyx Software Corporation (NASDAQ: ONXS).

“Our offer to purchase is clearly superior to the $4.80 per share that M2M Holdings has offered to Onyx shareholders under the terms of their definitive merger agreement with Onyx announced on June 6, 2006,” said Peter Yip, Executive Vice Chairman and CEO of CDC Corporation. “We will reach out to Onyx’s shareholders and, with their support, we look forward to a successful completion of this transaction.”

CDC Corporation’s tender offer is subject to, among other things, there being validly tendered and not withdrawn a majority of Onyx’s outstanding common stock on a fully diluted basis, as well as other customary conditions. The tender offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, August 8, 2006, unless extended.

The offer is being made without the prior approval of Onyx’s board of directors.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other tender offer materials that CDC Corporation and CDC Software Acquisition Corp., a wholly owned subsidiary of CDC Corporation, will file with the Securities and Exchange Commission by 5:30 p.m. EDT on Wednesday, July 12, 2006.  Copies of the Offer to Purchase, Letter of Transmittal and other tender offer materials, may be obtained by calling D.F. King & Co., Inc., the information agent for the tender offer, at the numbers set forth below.

Eric Musser, Executive Vice President, Strategy, of CDC Software added, “We reaffirm our belief in the benefits of a business combination between CDC Corporation and Onyx for all parties involved. This is especially true for the customers of Onyx who will be supported by our substantial global organization that has already proven its value through the success of each of our prior acquisitions, including Pivotal Corporation and Ross Systems, as demonstrated by our customer retention rates, which are among the highest in the industry.”

CDC Corporation also notes that it may pursue other actions in conjunction with its tender offer including, without limitation, litigation challenging the break fees in connection with the merger agreement between Onyx and M2M Holdings. CDC Corporation has previously requested that the break fees be abandoned so that the fees can be paid to Onyx shareholders, rather than to M2M Holdings, through the course of the proposed acquisition by CDC.

About the Tender Offer

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer described in this press release will be made only pursuant to the Offer to Purchase and Letter of Transmittal. We intend to file a tender offer statement on Schedule TO (together with the exhibits thereto, including the Offer to Purchase, Letter of Transmittal and other tender offer material) with the Securities and Exchange Commission by 5:30 p.m. EDT on Wednesday, July 12, 2006. The tender offer statement on Schedule TO and related materials will contain important information that should be read carefully before any decision is made with respect to the tender offer. The tender offer materials will be made available to Onyx shareholders at no expense to them. In addition, investors and shareholders may obtain a free copy of these materials (when available) and other relevant documents at the SEC’s website, www.sec.gov, or from D.F. King & Co., Inc., the information agent for the tender offer, at (800) 487-4870 (Toll-Free).  Banks and brokerage firms are asked to call (212) 269-5550.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website: http://www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the tender offer, the effects of corporate restructurings and strategic initiatives at the company, anticipated consummation of a strategic transaction, the benefits of a strategic transaction to Onyx and its customers, the possibility of pursuing litigation in conjunction with the tender offer and further actions to be taken following consummation of such a transaction. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: whether any tender offer is actually launched; whether the conditions to the tender offer will be satisfied; the application of certain anti-takeover provisions contained in Onyx’s Articles of Incorporation and in Washington’s Business Corporation Act; the final structure of any proposed transaction; the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Investor Relations Craig Celek CDC Corporation (212) 661-2160 Email: craig.celek@cdccorporation.net	Media Relations Scot McLeod CDC Software 770-351-9600 Email: ScotMcLeod@cdcsoftware.com